EXHIBIT 99



For:                                             From:
EVCI Career Colleges Incorporated                Gregory FCA Communications
For More Information Contact:                    Analyst Contact:
Dr. John J. McGrath                              Kathy Keyser
Chief Executive Officer & President              610-642-8253
914-787-3500                                     kathy@gregoryfca.com


FOR IMMEDIATE RELEASE


                     EVCI SERIES B PREFERRED STOCK CONVERTED
                           DIVIDEND DECLARED AND PAID


Yonkers, New York, October 10, 2003 - EVCI Career Colleges Incorporated (NASDAQ:
EVCI) reported it concluded a settlement with Amaranth Trading, L.L.C., the largest holder of EVCI's Series B Preferred shares.

In connection with the automatic conversion thereof, EVCI issued 950,000 shares of its common stock to Amaranth for $3,206,250 stated value of Amaranth's Series B Preferred shares at $3.375 per share of common stock.

EVCI simultaneously arranged for institutional and other investors to pay Amaranth $2,500,000 for Amaranth's sale to them of all of Amaranth's rights to claims it had to receive 1,165,555 shares of EVCI's common stock upon the automatic conversion of the remaining $3,933,750 stated value of its Series B Preferred shares.

EVCI also declared and paid to Amaranth a dividend of $999,600, the full amount of all undeclared dividends on the $7,140,000 of stated value of Series B Preferred owned by Amaranth on September 22, 2003, the automatic conversion date.

As a result of the investors' purchase of 1,165,555 shares and the automatic conversion, at $3.375 per share, of the remaining $3,000,000 stated value of Series B Preferred shares owned by the other holders, EVCI's outstanding common stock increased to approximately 10,500,000 shares. All of the newly issued shares are currently resalable. Each of the investors agreed its ownership would not exceed 9.99% of EVCI's outstanding common stock and told EVCI's management that it currently intends to be a long-term investor.

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